Exhibit 10.1

CONFLUENT, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

JULY 29, 2022

1.
Introduction

Each member of the Board of Directors (the “Board”) of Confluent, Inc. (“Confluent”) who is a non-employee director of Confluent (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (“Policy”) for his or her Board service.

This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

2.
Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board, unless waived by the Non-Employee Director in his or her sole discretion. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarter of service as a Non-Employee Director, based on days served in the applicable quarter. All annual cash fees are vested upon payment.

a.
Annual Board Service Retainer:
i.
All Eligible Directors: $30,000
b.
Annual Committee Member Service Retainer:
i.
Member of the Audit Committee: $10,000
ii.
Member of the Compensation Committee: $6,000
iii.
Member of the Nominating and Governance Committee: $4,000
iv.
Member of the Mergers and Acquisitions Committee: $4,0001
c.
Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
i.
Chair of the Audit Committee: $20,000
ii.
Chair of the Compensation Committee: $12,000
iii.
Chair of the Nominating and Governance Committee: $8,000
iv.
Chair of the Mergers and Acquisitions Committee: $8,0001
d.
Additional Annual Lead Independent Director Compensation: $15,000

_______________________________________________________________

1 Annual committee member service retainers for members and the chair of the Mergers and Acquisitions Committee (“M&A Service Retainers”) will commence effective the earlier of (i) the date of the first Mergers and Acquisitions Committee meeting or (ii) the effective date of the first unanimous written consent approved by the Mergers and Acquisitions Committee, and notwithstanding anything herein to the contrary, service on such committee by any of its members, and for purposes of being eligible to receive the M&A Service Retainers, will not be deemed to start until such earlier date (or if later, on the date the applicable Non-Employee Director becomes a member of such committee). For clarity, and without limiting the generality of the first paragraph of this Section 2, if the M&A Service Retainers commence other than on the first day of a fiscal year, then for the fiscal year in which the M&A Service Retainers commence, the M&A Service Retainers will be pro-rated in accordance with the first paragraph of this Section 2.

3.
Equity Compensation

Equity awards will be granted under Confluent’s 2021 Equity Incentive Plan (the “Plan”) or any successor equity incentive plan.

a. Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment, a Non-Employee Director will be automatically granted a restricted stock unit award for Confluent’s Class A common stock (“Class A Common Stock”) having a value of $350,000 based on the closing sales price per share of Confluent’s Class A Common Stock on the applicable grant date, rounded down to the nearest whole share (the “Initial RSU”). Each Initial RSU will vest over three years, with one-third of the Initial RSU vesting on the first, second, and third anniversary of the date of grant.

b. Automatic Annual Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of Confluent’s stockholders (“Annual Meeting”), each person who is then an eligible Non-Employee Director will automatically receive a restricted stock unit award for Class A Common Stock having a value of $175,000 based on the closing sales price per share of Confluent’s Class A Common Stock on the date of the Annual Meeting (the “Annual RSU”). For a Non-Employee Director who was appointed to the Board less than 365 days prior to an Annual Meeting, the $175,000 value for the applicable Annual RSU will be prorated based on the number of days from the date of appointment until such Annual Meeting. For illustrative purposes, if a Non-Employee Director joins the Board on January 1st, and the next Annual Meeting is held on July 1st of the year of appointment, then on the date of such Annual Meeting, such Non-Employee Director will receive a restricted stock unit award for Class A Common Stock having a value of $86,780 (($175,000/365) x 181). Each Annual RSU will vest on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the first anniversary of the date of grant.

c. Election to Receive Annual RSU in Cash. Each Non-Employee Director may elect, in accordance with the procedures set forth below, to receive an amount in cash in lieu of any future Annual RSU such Non-Employee Director is eligible to receive (an “Annual Election”), equal to the dollar value of such Annual RSU as set forth in subsection (b) above (each such cash amount, an “Annual Cash Award”). Each Annual Cash Award will vest and be payable on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the first anniversary of the date that the Annual RSU that the Annual Cash Award is provided in lieu of would have otherwise been granted. Each Annual Election must be submitted to Confluent’s Chief Legal Officer in writing (i) at least 30 days in advance of the Annual Meeting at which the Annual RSU that is covered by such election would be granted absent the Annual Election being properly submitted and (ii) during a period in which Confluent is not in a quarterly or special blackout period pursuant to Section 7 of Confluent’s Insider Trading Policy, and when the Non-Employee Director submitting the Annual Election is not otherwise aware of any material, nonpublic information with respect to Confluent or any of its securities in accordance with the Insider Trading Policy (collectively, an “Open Window”). Once properly submitted, an Annual Election will irrevocably apply to all future Annual RSUs the Non-Employee Director is eligible to receive unless and until a revocation of such election (a “Revocation”) is submitted to Confluent’s Chief Legal Officer in writing (i) at least 30 days in advance of the Annual Meeting at which the Annual RSU that is covered by such Revocation will be granted if the Revocation is properly submitted and (ii) during an Open Window. Once properly submitted, a Revocation will irrevocably apply to all future Annual RSUs the Non-Employee Director is eligible to receive following the date the Revocation is properly submitted unless and until the Non-Employee Director makes a new Annual Election in accordance with the procedures set forth above in this subsection.

d. Vesting; Change of Control. All vesting of equity awards and cash compensation provided for under this Policy is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with Confluent until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards (if any) and his or her then-outstanding Annual Cash Award (if any) will become fully vested immediately prior to the closing of such Change in Control.

e. Remaining Terms. Each restricted stock unit award will be granted subject to Confluent’s standard restricted stock unit grant notice and award agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board.

4.
Expenses

Confluent will reimburse Non-Employee Directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Non-Employee Director timely submits appropriate documentation substantiating such expenses in accordance with Confluent’s travel and expense policy, as in effect from time to time.

5.
Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Policy by giving notice to Confluent prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

6.
Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the aggregate cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.